Exhibit 12

                           THE NEW YORK TIMES COMPANY
                       Ratio of Earnings to Fixed Charges
                      (Dollars in thousands, except ratios)
                                   (Unaudited)

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
                                                                    For the Three Months Ended

                                                                       1-Apr-01    26-Mar-00
                                                                    ------------- ------------
Earnings from continuing operations before fixed charges

Income before income taxes, discontinued operations and income
from joint ventures                                                    $100,943     $135,086
Distributed earnings from less than fifty percent owned affiliates        3,989        2,703
                                                                       --------     --------
Adjusted pre-tax earnings from continuing operations                    104,932      137,789
Fixed charges                                                            18,754       18,380
                                                                       --------     --------
Earnings from continuing operations before fixed charges               $123,686     $156,169
                                                                       ========     ========

Fixed charges

Interest expense                                                       $ 15,569     $ 15,858
Portion of rentals representative of interest factor                      3,185        2,522
                                                                       --------     --------
Total fixed charges                                                    $ 18,754     $ 18,380
                                                                       ========     ========

Ratio of earnings to fixed charges                                         6.60         8.50
                                                                       ========     ========
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